EXHIBIT 99.27(d)(2)

                                   TERM RIDER









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                                   TERM RIDER

THIS TERM RIDER IS A PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED UNDER THE RIDER SCHEDULE ON THE SCHEDULE PAGES OF THE POLICY. EXCEPT AS STATED IN THIS TERM RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS OF THE POLICY. THIS TERM RIDER HAS NO CONTRACT VALUE ASSOCIATED WITH IT.

POLICY NUMBER                       [9730000]

INSURED                             [John M. Phoenix]

INITIAL RIDER INSURANCE AMOUNT      [$100,000]

INITIAL TARGET STATED AMOUNT        [$350,000]

INSURANCE INCREASE                  [0]

RIDER DATE OF ISSUE                 [January 1, 2002]

DEFINITIONS
Rider Anniversary:  The Anniversary of the Rider Date of Issue.

Target Stated Amount: The Target Stated Amount is the total face amount of insurance provided under the base policy and this Term Rider. The Initial Target Stated Amount is shown above. If the Insurance Increase shows an amount other than "0", the Target Stated Amount will increase accordingly. (See Insurance Increases below.) The Initial Target Stated Amount and any scheduled insurance increases are chosen by the owner at the time of application.

Rider Insurance Amount: The Rider Insurance Amount is the face amount of insurance provided by this Term Rider. The Initial Rider Insurance Amount is shown above. The Rider Insurance Amount is equal to the Target Stated Amount less the base policy face amount.

RIDER DEATH BENEFIT
Upon receipt In Writing of due proof that the Insured died while this Term Rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy. The Rider Death Benefit is equal to the greater of (a) or (b) where:

      a. equals the Total Death Benefit as defined below minus the Death Benefit provided under the base policy; and

      b. equals zero.

The Total Death Benefit is dependent on the death benefit option chosen in the base policy.

Death Benefit Option 1
Under this option, the Total Death Benefit is equal to the Target Stated Amount on the date of death.

Death Benefit Option 2
Under this option, the Total Death Benefit is equal to the Target Stated Amount on the date of death plus the greater of zero and the Policy Value.

Death Benefit Option 3
Under this option the Total Death Benefit is equal to the Target Stated Amount on the date of death plus the lesser of (i) or (ii) as defined below:
      (i) the Option 3 Maximum Increase amount shown on the base policy Schedule Pages; or
      (ii) the amount of all premium payments and interest accrued at the Option 3 Interest Rate shown on the base policy Schedule Pages, accumulated up to the date of death, less any Partial Withdrawals and applicable interest accrued at the Option 3 Interest Rate shown on the base policy Schedule Pages.

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SUICIDE EXCLUSION
If within two years from the Rider Date of Issue and provided this Term Rider is then in effect the Insured dies by suicide, whether sane or insane, the amount We pay under this Term Rider will be limited to the cost of insurance charges paid for this Term Rider.

If the Insured, whether sane or insane, dies by suicide within two years from the Rider Effective Date of an increase in Target Stated Amount requiring additional evidence of insurability, and while the Term Rider is in effect, the amount We pay under this Term Rider for the increase in Target Stated Amount will be limited to the cost of insurance charges paid for such increase.

CONTESTABILITY
We cannot contest the validity of this Term Rider after it has been in effect during the Insured's lifetime for two years from the Rider Date of Issue. We cannot contest the validity of any increase in Target Stated Amount requiring additional evidence of insurability within two years from the Rider Effective Date of such increase and while the Term Rider is in effect. Any such contest will be based on the supplemental application for the increase. The supplemental application must be made a part of the Policy when the requested change is made.

INSURANCE INCREASES
Subject to the limitations stated below, if the Insurance Increase as shown above is not "0", the Target Stated Amount will increase as follows:

         Percentage Increase
         If the Insurance Increase is a percent, then the amount of the Target Stated Amount will be equal to the sum of the previous year's Target Stated Amount and the Insurance Increase percent multiplied by the previous year's Target Stated Amount. The determination of the Target Stated Amount will occur on each Rider Anniversary that this Term Rider is in effect.

         Dollar Increase
         If the Insurance Increase is a dollar amount, then the Target Stated Amount will equal the sum of the previous year's Target Stated Amount and the applicable dollar amount. The determination of the Target Stated Amount will occur on each Rider Anniversary that this Term Rider is in effect.

         Varying Schedule Increase
         If the Insurance Increase is expressed as "Scheduled", then the Target Stated Amount will be as shown in the schedule attached to this Term Rider. The change in Target Stated Amount as shown on the attached schedule will occur on each Rider Anniversary that this Term Rider is in effect.

INSURANCE INCREASE LIMITATIONS
Insurance Increases will be subject to the following limitations:
         o You may, by written request, decrease, but not increase the applicable scheduled Insurance Increase on any Rider Anniversary. If the Insurance Increase is decreased for Percentage or Dollar Increases, then the reduced percent or amount must be a whole percent or dollar amount and becomes a maximum cap for determining all future insurance increases.
         o  You cannot change the type of Insurance Increase;
         o Insurance Increases will no longer be provided following the first of any of the following to occur:
            1. a Partial Withdrawal of cash surrender value;
            2. a requested increase in the Target Stated Amount;
            3. a requested policy face amount decrease;
            4. a requested decrease in the Target Stated Amount.

PARTIAL WITHDRAWALS OF CASH SURRENDER VALUE AND FACE AMOUNT DECREASES
While this Term Rider is in effect, the provisions entitled "Partial Withdrawal" in Part 7 of the policy and "Request for a Decrease in Face Amount" in Part 8 of the policy shall be amended to provide that requests for a Partial Withdrawal of cash surrender value or requested face amount decreases under the policy will first reduce the Target Stated Amount. For a Partial Withdrawal, the Policy Value will be reduced by the amount withdrawn and any Partial Withdrawal Fee. The Target Stated Amount will be reduced by the amount necessary to prevent an increase in the Net Amount At Risk. The Partial Withdrawal Fee is described on the policy's Schedule Pages.

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Any reduction in the Target Stated Amount due to a Partial Withdrawal or
requested decrease in face amount will first decrease the Rider Insurance Amount. To the extent such Partial Withdrawals of cash surrender value or requested face amount decreases reduce the Rider Insurance Amount to zero, any additional Partial Withdrawal of cash surrender value or requested face amount decrease will reduce the policy face amount and Policy Value in accordance with the regular non-amended terms of such provisions.

After such Partial Withdrawal of cash surrender value or requested face amount decrease, no Insurance Increases will thereafter be provided.

CHANGE IN TARGET STATED AMOUNT
You may, by Written Request, increase or decrease Your Target Stated Amount subject to the limitations defined under "Insurance Increase Limitations" above.

If You request an unscheduled increase in the Target Stated Amount, no scheduled Insurance Increases will thereafter be provided. The increase will be effective on the first Rider Anniversary on or following the date that We approve the request. Such date will be shown as the Rider Effective Date for such increase on the Revised Schedule Pages We send You reflecting the change. All requests to increase the Target Stated Amount must be applied for on a supplemental application and will be subject to evidence of the Insured's insurability satisfactory to Us. The Insured must be alive on the Rider Effective Date for such increase. The increase will not take effect unless the Cash Surrender Value on the Rider Effective Date at least equals the monthly deduction for the increased Target Stated Amount. We will send You Revised Schedule Pages reflecting the change. A request to increase the Target Stated Amount will be subject to the provision entitled "Right to Cancel Face Amount Increases" in
Part 8 of the policy.

You may request a decrease in Target Stated Amount at any time after the first Policy Year. The decrease requested must at least equal $25,000 and the Target Stated Amount remaining after the decrease must at least equal the base policy face amount in the first 15 policy years; or after the first 15 policy years, the Minimum Face Amount shown on the policy Schedule Pages. To the extent such requested decrease reduces the Rider Insurance Amount to zero, any additional requested decrease will be applied to the base policy face amount. Decreases in Target Stated Amount will be processed against increases in Target Stated Amount on a Last-In-First-Out basis. All requests to decrease the Target Stated Amount must be In Writing and will be effective on the first Monthly Calculation Day following the date We approve the request. If you request a decrease in the Target Stated Amount, no scheduled Insurance Increases will thereafter be provided. We will send You Revised Schedule Pages reflecting the change.

BASE POLICY INTERACTION
This Term Rider defines a Target Stated Amount of insurance that may provide additional death benefit above that provided by Your base policy. Requests for an increase in Target Stated Amount will be provided as an increase in the Rider Insurance Amount. Requests for an increase in base policy face amount will be treated as a request to increase the Target Stated Amount, resulting in an increase in the total face amount provided under the base policy and Term Rider, unless You specify otherwise in Your request. If You request an increase in the base policy face amount and specify no change to the Target Stated Amount, the Rider Insurance Amount will decrease as necessary. If the requested increase in base policy face amount equals or exceeds the Target Stated Amount, the Rider Insurance Amount will be reduced to zero. If you request an increase and the Target Stated Amount changes, no scheduled Insurance Increases will thereafter be provided.

MONTHLY CHARGE
The Monthly Charge for this Term Rider is equal to the monthly cost of insurance rate for the Insured multiplied by the Rider Death Benefit. The Monthly Charge for the Term Rider is deducted from the Policy Value as part of the monthly deduction for the policy.

The monthly cost of insurance rate is based on the Insured's age nearest birthday on the Rider Date of Issue, risk class, sex and duration from such Rider Date of Issue. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates as shown on the Policy Schedule Page, or such lower rate as We may declare. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insured after the Rider Date of Issue, and based on Our future mortality, expense, lapse and investment expectations.

TERMINATION OF THIS RIDER

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This Term Rider and all insurance under it will terminate on the earliest of the following dates:
            1. the Insured's Age 100;
            2. the date of surrender or lapse of the policy;
            3. the date of payment of the Rider Death Benefit;
            4. the first Monthly Calculation Day following Our receipt of a
               Written Request to cancel this Term Rider.



                                        Phoenix Life Insurance Company

                                                /s/ Dona D. Young

                                     President and Chief Executive Officer

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